Robert G. Zack
Senior Vice President & Assistant Secretary




                                                      August 11, 1999




The Board of Trustees
Oppenheimer Trinity Growth Fund
Two World Trade Center
New York, New York 10048-0203

To the Board of Trustees:

      OppenheimerFunds, Inc. ("OFI") herewith purchases 10,000 Class A shares, 100 Class B shares, 100 Class C shares and 100 Class Y shares of Oppenheimer Trinity Growth Fund (the "Fund") at a net asset value per share of $10.00 for each such class, for an aggregate purchase price of $103,000.

      In connection with such purchase, OFI represents that such purchase is made for investment purposes by OFI without any present intention of redeeming or selling such shares.

                                    Very truly yours,

                                    OppenheimerFunds, Inc.



                                    /s/ Robert G. Zack

                                 Robert G. Zack,
                                    Senior Vice President & Assistant
Secretary






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